As filed with the Securities and Exchange Commission on November 10, 2015

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMAYA INC.

(Exact name of registrant as specified in its charter)

Quebec	98-0555397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7600 Trans Canada Hwy.
Pointe-Claire, Quebec, Canada	H9R 1C8
(Address of Principal Executive Offices)	(Zip Code)

Amaya Inc. Equity Incentive Plan

Amaya Gaming Group Inc. Stock Option Plan

(Full title of the plan)

Amaya Interactive USA Corporation

4000 Hollywood Blvd., Suite 360-N,

Hollywood, Florida 33021

(Name and address of agent for service)

+1 (514) 744-3122

(Telephone number, including area code, of agent for service)

Copies to:

Lorne S. Cantor, Esq.

Drew M. Altman, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue

Suite 4400

Miami, Florida 33131

(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares, no par value (reserved for issuance under the Amaya Inc. Equity Incentive Plan (the “EIP”))	3,989,672 Common Shares	$22.95-$31.49	$100,239,612.40	$10,094.13
Common Shares, no par value (reserved for issuance under the Amaya Gaming Group Inc. Stock Option Plan (the “SOP”)	9,321,985 Common Shares	$19.13	$178,329,573.05	$17,957.79
Totals	13,311,657 Common Shares	—	$278,569,185.45	$28,051.92

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Common Shares, no par value (“Common Shares”), of Amaya Inc., a corporation incorporated under the laws of Quebec, Canada (the “Registrant”), that become issuable under the EIP and the SOP by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares.

(2)	Estimated solely for the purpose of calculating the registration fee: (i) in accordance with Rule 457(c) under the Securities Act with respect to 2,973,672 Common Shares issuable under the EIP based on the average of the high and low prices per Common Share as reported by the NASDAQ Global Select Market on November 3, 2015; and (ii) in accordance with Rule 457(h) with respect to (x) 1,016,000 Common Shares issuable upon exercise of options to purchase Common Shares under the EIP with a weighted average exercise price of $31.49 per share and (y) 9,321,985 Common Shares issuable upon exercise of options to purchase Common Shares under the SOP with a weighted average exercise price of $19.13 per share.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the United States Securities and Exchange Commission (the “Commission”) by Amaya Inc., a corporation incorporated under the laws of Quebec, Canada (the “Company,” “we,” “us” or “our”), are incorporated herein by reference:

(a)	Registration Statement on Form 40-F, filed with the Commission on May 26, 2015, excluding Exhibit 99.15 thereto (the “2015 40-F”);

(b)	Reports on Forms 6-K or 6-K/A furnished to the Commission on June 1, 2015, June 23, 2015, July 28, 2015, July 30, 2015, July 31, 2015, August 13, 2015, September 15, 2015 (two Reports), September 24, 2015, October 1, 2015, October 21, 2015 and November 10, 2015 (two Reports); and

(c)	The description of the Common Shares contained in the 2015 40-F and any amendments to the 2015 40-F filed subsequently thereto, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

As a corporation incorporated under the laws of Quebec, Canada, we are subject to the Business Corporations Act (Québec) (“BCA”). Sections 159 to 162 of the BCA and Section 6 of our general by-laws provide for the indemnification of our directors and officers.

Sections 159 to 162 provide as follows:

159. Subject to section 160, a corporation must indemnify a director or officer of the corporation, a former director or officer of the corporation, a mandatary, or any other person who acts or acted at the corporation’s request as a director or officer of another group against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved if:

(1) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and

(2) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

The corporation must also advance moneys to such a person for the costs, charges and expenses of a proceeding referred to in the first paragraph.

160. In the event that a court or any other competent authority judges that the conditions set out in subparagraphs 1 and 2 of the first paragraph of section 159 are not fulfilled, the corporation may not indemnify the person and the person must repay to the corporation any moneys advanced under that section.

Furthermore, the corporation may not indemnify a person referred to in section 159 if the court determines that the person has committed an intentional or gross fault. In such a case, the person must repay to the corporation any moneys advanced.

161. A corporation may, with the approval of the court, in respect of an action by or on behalf of the corporation or other group referred to in section 159, against a person referred to in that section, advance the necessary monies to the person or indemnify the person against all costs, charges and expenses reasonably incurred by the person in connection with the action, if the person fulfills the conditions set out in that section.

162. A corporation may purchase and maintain insurance for the benefit of its directors, officers and other mandataries against any liability they may incur as such or in their capacity as directors, officers or mandataries of another group, if they act or acted in that capacity at the corporation’s request.

Our general by-laws provide that we shall indemnify a current or former director or officer of the Company, or another individual who acts or acted at our request as a director or officer of another entity to the fullest extent permitted by the BCA. The rights of any person to indemnification granted by the BCA or our general by-laws are not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors, at law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs and legal representatives of that person. Our by-laws provide further that we may purchase and maintain insurance for the benefit of our directors, officers and other mandataries against any liability they may incur as such or in their respective capacities as directors, officers or mandataries of another group, if they act or acted in such respective capacities at our request.

We have purchased a directors’ and officers’ liability insurance policy with an annual aggregate limit of $150,000,000 (the “Primary Liability Policy”) as well as $70,000,000 of additional coverage in excess of the Primary Liability Policy, as well as primary coverage for certain exclusions contained in the Primary Liability Policy for the Company, any of its subsidiaries and its and their respective directors and officers. No portion of the premium has or will be paid by directors or officers. The deductible in respect of any claim ranges from $0 to $1,000,000, depending on the nature of the claim. Moreover, we have entered into indemnification agreements with our directors and officers for liabilities and costs in respect of any action or suit against them in connection with the execution of their duties, subject to customary limitations prescribed by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, it is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See “Exhibit Index” following the signature page to this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pointe-Claire, Quebec, Canada, on November 10, 2015.

AMAYA INC.

By:	/s/ Daniel Sebag
Name:	Daniel Sebag
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints David Baazov, Daniel Sebag and Marlon Goldstein his or her true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Baazov David Baazov	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 10, 2015

/s/ Daniel Sebag Daniel Sebag	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	November 10, 2015

/s/ Gen. Wesley K. Clark Gen. Wesley K. Clark	Director	November 10, 2015

/s/ Divyesh Gadhia Divyesh Gadhia	Director	November 10, 2015

/s/ Harlan Goodson Harlan Goodson	Director	November 10, 2015

/s/ Dr. Aubrey Zidenberg Dr. Aubrey Zidenberg	Director	November 10, 2015

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative has duly caused this Registration Statement to be signed by the undersigned, solely in the capacity of the duly authorized representative of the Registrant in the United States, on November 10, 2015.

AMAYA INTERACTIVE USA CORPORATION (Authorized U.S. Representative)

By:	/s/ Marlon D. Goldstein
Name:	Marlon D. Goldstein
Title:	Authorized Signatory

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation, as amended, filed as Exhibit 99.1 to our Registration Statement on Form 40-F filed with the Commission on May 26, 2015 (the “40-F”) and incorporated by reference herein.

4.2	General By-laws of Amaya Inc., filed as Exhibit 99.2 to the 40-F and incorporated by reference herein.

4.3	Advance Notice By-Law, By-Law No. 2014-1, A By-Law Relating Generally to the Advance Notice Requirements for the Nomination of Directors of the Registrant, filed as Exhibit 99.3 to the 40-F and incorporated by reference herein.

4.4	Common Share Certificate Specimen, filed as Exhibit 99.4 to the 40-F and incorporated by reference herein.

5.1	Opinion of Osler, Hoskin & Harcourt LLP

23.1	Consent of Deloitte LLP

23.2	Consent of Dannible & McKee, LLP

23.3	Consent of Richter LLP

23.4	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature pages hereto).